Exhibit 99.1

Olympic Steel Reports Third-Quarter 2020 Results

Operational efficiencies position Company to capitalize on steady rise in demand and strengthening metals pricing

CLEVELAND--(BUSINESS WIRE)--November 5, 2020--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three and nine months ended September 30, 2020.

Net loss for the third quarter totaled $1.5 million, or $0.13 per diluted share, compared with net income of $0.6 million, or $0.05 per diluted share, in the third quarter of 2019. The results include $0.1 million of LIFO pre-tax income in the third quarter of 2020, compared with $1.0 million of LIFO pre-tax income in the same period a year ago. Adjusted EBITDA for the third quarter of 2020 was $4.3 million, compared with $7.2 million in the third quarter of 2019. The third-quarter earnings impact of LIFO and the reconciliation of Adjusted Net Income Per Diluted Share and Adjusted EBITDA to the most directly comparable GAAP measures are included below.

Sales for the third quarter of 2020 totaled $300 million, compared with $384 million in the third quarter of 2019. The decline in sales was the result of lower average selling prices and volumes during the quarter. However, volumes increased steadily as the third quarter progressed, with September volumes approaching pre-COVID levels. Sequentially, third quarter 2020 flat-rolled volumes were up 23%, and consolidated operating income improved by over $7 million, compared with the second quarter of 2020.

“The dedication of the entire Olympic Steel team has allowed us to successfully navigate the unprecedented market conditions we have experienced this year. Our COVID-19 protocols are keeping our employees safe and healthy, while reliably maintaining the continuity of our operations to perform for our customers,” said Richard T. Marabito, Chief Executive Officer.

“Our third-quarter performance improved sequentially, as demand increased steadily throughout the quarter, and we successfully executed on our initiatives to improve inventory turns, lower expense run rates, and reduce our debt. While profitability lagged due to the impacts of COVID-19 on demand and falling metal prices, all of our segments were EBITDA-positive for the third quarter,” Marabito continued. “As we enter the final months of the year, we are seeing strengthening demand and tightening supply across the industry, which should support a positive pricing environment and result in Olympic Steel having a strong finish to 2020.”

Marabito concluded, “The actions we’ve taken to diversify our business, build operational efficiencies, and strengthen our balance sheet are helping us manage through the near-term uncertainty while building a stronger, more profitable Olympic Steel for the long term. As we move forward, we are positioned to deliver consistent profitability, and our access to capital and strong balance sheet put us in an excellent position to invest in higher-return growth opportunities.”

The Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on December 15, 2020, to shareholders of record on December 1, 2020.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income per diluted share (GAAP):	$(0.13)	$0.05	$(0.64)	$0.41

Excluding the following items:
LIFO income	(0.01)	(0.05)	(0.07)	(0.07)
Restructuring and other charges:
Net loss on sale of assets			0.13
Mexico facility exit			0.05
COVID-related severance and bad debt expense			0.03

Adjusted net income (loss) per diluted share (non-GAAP):	$(0.14)	$0.00	$(0.50)	$0.34

Olympic Steel, Inc. Reconciliation of Net Income to Adjusted EBITDA (in thousands) The following table reconciles adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income (GAAP):	$(1,520)	$591	$(7,381)	$4,746

Excluding the following items:
Foreign exchange (income) loss included in net income	25	(12)	68	33
Interest and other expenses on debt	1,693	2,569	5,823	8,985
Income tax provision (benefit)	(561)	433	(3,307)	1,831
Depreciation and amortization	4,727	4,642	14,567	14,209
Earnings before interest, taxes, depreciation and amortization (EBITDA)	4,364	8,223	9,770	29,804

LIFO income	(100)	(1,000)	(1,100)	(1,250)
Restructuring and other charges:
Net loss on sale of assets	-	-	2,109	-
Mexico facility exit	-	-	900	-
COVID-related severance and bad debt expense	-	-	577	-

Adjusted EBITDA (non-GAAP)	$4,264	$7,223	$12,256	$28,554

Conference Call and Webcast

A simulcast of Olympic Steel’s 2020 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on November 5, 2020, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with the novel coronavirus, or COVID-19, pandemic, including, but not limited to supply chain disruptions and customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or market inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions, including the 2020 U.S. election; competitive factors such as the availability, global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or the addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability and rising costs of transportation and logistical services; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195.

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended		Nine months ended
	September 30		September 30
	2020	2019	2020	2019

Net sales	$299,921	$384,230	$902,597	$1,259,300

Costs and expenses
Cost of materials sold (excludes items shown separately below)	239,967	311,104	718,726	1,028,980
Warehouse and processing	19,471	25,204	62,173	75,938
Administrative and general	16,507	18,552	52,577	58,077
Distribution	11,226	11,840	33,133	37,170
Selling	6,130	6,999	18,863	21,759
Occupancy	2,256	2,308	7,355	7,572
Depreciation	4,347	4,292	13,422	13,211
Amortization	380	350	1,145	998

Total costs and expenses	300,284	380,649	907,394	1,243,705

Operating income (loss)	(363)	3,581	(4,797)	15,595

Other income (loss), net	(25)	12	(68)	(33)

Income (loss) before financing costs and income taxes	(388)	3,593	(4,865)	15,562

Interest and other expense on debt	1,693	2,569	5,823	8,985

Income (loss) before income taxes	(2,081)	1,024	(10,688)	6,577

Income tax provision	(561)	433	(3,307)	1,831

Net income (loss)	$(1,520)	$591	$(7,381)	$4,746

Earnings per share:

Net income (loss) per share - basic	$(0.13)	$0.05	$(0.64)	$0.41

Weighted average shares outstanding - basic	11,452	11,420	11,447	11,526

Net income (loss) per share - diluted	$(0.13)	$0.05	$(0.64)	$0.41

Weighted average shares outstanding - diluted	11,452	11,420	11,447	11,526

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of September 30, 2020	As of December 31, 2019
Assets

Cash and cash equivalents	$5,144	$5,742
Accounts receivable, net	148,555	133,572
Inventories, net (includes LIFO debits of $1,698 and $598 as of September 30, 2020 and December 31, 2019 respectively)	232,897	273,531
Prepaid expenses and other	8,120	6,997

Total current assets	394,716	419,842

Property and equipment, at cost	420,382	416,511
Accumulated depreciation	(272,769)	(260,264)

Net property and equipment	147,613	156,247

Goodwill	3,423	3,423
Intangible assets, net	28,305	29,259
Other long-term assets	17,263	14,439
Right of use asset, net	27,983	26,345

Total assets	$619,303	$649,555

Liabilities

Accounts payable	$69,665	$69,452
Accrued payroll	10,313	13,196
Other accrued liabilities	10,541	12,850
Current portion of lease liabilities	5,985	5,589

Total current liabilities	96,504	101,087

Credit facility revolver	171,299	192,925
Other long-term liabilities	20,470	14,068
Deferred income taxes	10,011	12,262
Lease liabilities	22,184	20,861

Total liabilities	320,468	341,203

Shareholders' Equity

Preferred stock	-	-
Common stock	132,089	131,647
Treasury stock	-	(335)
Accumulated other comprehensive loss	(4,532)	(2,281)
Retained earnings	171,278	179,321

Total shareholders' equity	298,835	308,352

Total liabilities and shareholders' equity	$619,303	$649,555

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	224,199	248,521	33,735	38,213	N/A	N/A

Net sales	$167,948	$215,515	$80,904	$97,563	$51,069	$71,152
Average selling price per ton	749	867	2,398	2,553	N/A	N/A
Cost of materials sold	134,845	176,277	69,790	83,696	35,332	51,131
Gross profit	33,103	39,238	11,114	13,867	15,737	20,021
Operating expenses	34,707	41,539	8,666	9,807	14,993	15,559
Operating income (loss)	(1,604)	(2,301)	2,448	4,060	744	4,462

Depreciation and amortization	2,852	2,850	513	441	1,344	1,309

	Nine months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	672,133	788,894	92,642	111,389	N/A	N/A

Net sales	$511,726	$749,921	$223,887	$281,718	$166,984	$227,661
Average selling price per ton	761	951	2,417	2,529	N/A	N/A
Cost of materials sold	412,907	622,377	191,108	242,136	114,711	164,467
Gross profit	98,819	127,544	32,779	39,582	52,273	63,194
Operating expenses	111,197	128,147	25,605	29,310	44,999	48,641
Operating income (loss)	(12,378)	(603)	7,174	10,272	7,274	14,553

Depreciation and amortization	8,932	8,624	1,457	1,403	4,076	4,056

	As of September 30, 2020	As of December 31, 2019
Assets
Flat-products	$393,573	$432,566
Tubular and pipe products	224,839	215,841
Corporate	891	1,148
Total assets	619,303	649,555

Other Information (in thousands except per-share and ratio data)

	As of September 30, 2020	As of December 31, 2019
Shareholders' equity per share	$26.98	$28.04

Debt to equity ratio	0.57 to 1	0.63 to 1

	Nine Months Ended September 30,
	2020	2019

Net cash from operating activities	28,653	99,355

Cash dividends per share	$0.06	$0.06

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com